Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-10
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. PROVIDES GUIDANCE FOR FIRST QUARTER OF 2008

Breinigsville, PA – March 18, 2008. . . Buckeye Partners, L.P. (NYSE: BPL; “Buckeye”) today announced that it is providing guidance with respect to its financial results for the first quarter of 2008.  Buckeye estimates that its net income for the first quarter of 2008 will be in the range of $37.0 million to $39.5 million, or $0.68 to $0.72 per limited partnership unit, and that its EBITDA (as defined below) for the first quarter of 2008 will be in the range of $68.0 million to $70.5 million.  In addition, Buckeye is comfortable with the current First Call consensus estimate of full year 2008 earnings per limited partnership unit of $3.27.  Buckeye’s estimates include the projected financial results of Lodi Gas Storage, L.L.C. (“Lodi Gas”) and Farm & Home Oil Company LLC (“Farm & Home”), which Buckeye acquired in the first quarter of 2008, after giving effect to the pending sale of the retail division of Farm & Home, which is expected to close in late March or early April, 2008, subject to customary closing conditions.

Buckeye cannot predict seasonal variations in refined petroleum product demand or other factors that can impact earnings in any particular quarter or for the full year.  Consequently, Buckeye cannot accurately predict its net income, earnings per limited partnership unit or EBITDA for the first quarter of 2008 or for full year 2008.  Buckeye’s financial results for any particular period could be impacted by a variety of factors, including, but not limited to, the risks and uncertainties set forth below for forward looking statements.

It is not Buckeye’s policy to provide earnings guidance on a regular basis and it does not necessarily intend to do so in the future.

Buckeye Provides Guidance For First Quarter Of 2008

Buckeye Partners, L.P. is a publicly traded partnership (NYSE: BPL) that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline; owns more than 60 refined petroleum products terminals; operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies; owns a major natural gas storage facility in northern California; and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.

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EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by Buckeye as income before interest expense (including amortization and write-off of deferred debt financing costs), income taxes, depreciation and amortization.  EBITDA should not be considered an alternative to net income, operating profit, cash flow from operations or any other measure of financial performance presented in accordance with GAAP.  Because EBITDA excludes some items that affect net income and these items may vary among other companies, the EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management of Buckeye uses EBITDA as a performance measure to assist in the analysis and assessment of Buckeye’s operations, to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.  Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management.  Buckeye is estimating net income, a GAAP measure, of $37 million to $39.5 million in the first quarter of 2008 based on projected EBITDA of $68.0 million to $70.5 million, less estimated interest expense of approximately $18.0 million and estimated depreciation and amortization of approximately $13.0 million.  Actual interest expense for the first quarter of 2008 will vary for many reasons, including general market conditions and the amount of working capital required by Buckeye, including Farm & Home.  Actual depreciation will vary depending on the values and useful lives assigned to the various assets acquired in the January 2008 acquisition of Lodi Gas and the February 2008 acquisition of Farm & Home as well as the amount of capital expenditures incurred by Buckeye.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “forecasts”, “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes; (2) terrorism, adverse weather conditions, environmental releases and natural disasters; (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency or general reductions in demand; (4) adverse regional or national economic conditions or adverse capital market conditions; (5) shutdowns or interruptions at the source points for the products we transport, store or sell; (6) unanticipated capital expenditures in connection with the construction, repair or replacement of our assets; and (7) volatility in the price of refined petroleum products and the value of natural gas storage services.  You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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